EXHIBIT 32: Rule 13a-14(b) Certifications

The undersigned officers certify that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of PanAm Terra, Inc.

A signed original of this written statement required by Section 906 has been provided to PanAm Terra, Inc. and will be retained by PanAm Terra, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

November 13, 2012	/s/ Steven J. Ross
Steven J. Ross (Chief Executive Officer)

November 13, 2012	/s/ Angel Lana
Angel Lana (Chief Financial Officer)